UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported):  June 6, 2005


                         RIO VISTA ENERGY PARTNERS L.P.
             (Exact name of registrant as specified in its charter)

Delaware                      000-50394                20-0153267
(State of                     (Commission              (IRS Employer
Organization)                 File Number)             Identification No.)


820 Gessner Road, Suite 1285
Houston, Texas                                         77024
(Address of principal executive offices)               (Zip Code)

                                 (713) 467-8235
              (Registrant's telephone number, including area code)

                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)


     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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
ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     On June 6, 2005, Rio Vista Energy Partners L.P. ("Rio Vista") received a written confirmation (the "Confirmation") from P.M.I. Trading Limited ("PMI") of PMI's expected orders for liquefied petroleum gas ("LPG") for the period June 4, 2005 through March 31, 2006 (the "Term"). PMI is the primary customer for LPG sold by Rio Vista. PMI did not purchase LPG from Rio Vista during the period June 1 - June 3, 2005. The Confirmation remains subject to execution of a definitive written agreement between Rio Vista and PMI. The following table sets forth the minimum monthly volume of LPG that PMI has committed to purchase from Rio Vista pursuant to the Confirmation.

                       Month           Minimum Volume
                       -----           --------------
                                         (gallons)

                    June 2005             3,000,000

                    July 2005             3,500,000

                    August 2005           3,500,000

                    September 2005        5,700,000

                    October 2005          8,100,000

                    November 2005        11,700,000

                    December 2005        11,700,000

                    January 2006         11,700,000

                    February 2006        11,700,000

                    March 2006            8,100,000

     Under the terms of the Confirmation, the sale price of LPG will be at reduced margins similar to the reduced margins in effect during April and May 2005. Because the volume commitments and price margins under the Confirmation are significantly lower than PMI's historical volume commitments and margins, Rio Vista's income will be less than its expected cash operating and other expenses during the period from at least June through September 2005. Rio Vista's estimated monthly cash shortfall during these months ranges from approximately $175,000 per month at a volume of 3,000,000 gallons to approximately $75,000 per month at a volume of 5,700,000 gallons.

     The cash operating shortfalls projected above do not reflect the further cash requirements associated with longer-term obligations of Rio Vista or existing debt and other obligations of


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
Penn Octane Corporation ("Penn Octane") for which Rio Vista acts as guarantor. If Penn Octane defaults on any such obligations, the monthly cash obligations of Rio Vista could increase materially. Actual shortfalls could be significantly higher than estimated above.

     Rio Vista intends to take certain measures immediately to further reduce cash operating and other expenses. There can be no assurance, however, that costs and expenses can be reduced sufficiently to mitigate negative cash flows at the reduced volumes and margins contained in the Confirmation.

     The reduction of purchases of LPG by PMI pursuant to the Confirmation will have a material adverse effect on the financial condition and results of operations of both Rio Vista and Penn Octane. Rio Vista is unlikely to have sufficient available cash to pay the minimum quarterly distribution to common unitholders beginning with the third quarter of 2005 and continuing for the foreseeable future. Based on current cash flow projections, Penn Octane will have insufficient funds to pay its current obligations beginning in June 2005. If Penn Octane does not pay its obligations when due, Rio Vista's guarantees to Penn Octane and creditors of Penn Octane may be triggered. Accordingly, Rio Vista may be required to pay such obligations in order to avoid foreclosure against Rio Vista's assets by creditors of Penn Octane. All of Rio Vista's assets are pledged as collateral for existing debt of Penn Octane. If Rio Vista's revenue and other sources of liquidity are not adequate to pay its obligations (including guaranteed obligations of Penn Octane), Rio Vista may be required to reduce or eliminate the quarterly distributions to its unitholders indefinitely, and Rio Vista or Penn Octane may be required to raise additional funds to avoid foreclosure against their assets.

     If Rio Vista and/or Penn Octane are required to raise additional funds, management does not believe that either company would be able to obtain such financing from traditional commercial lenders. Rather, they may have to conduct sales of equity and/or debt securities through public or private financings, collaborative relationships or other arrangements. There can be no assurance that such additional funding will be available on terms attractive to either Rio Vista or Penn Octane or that such funding will be available in the required timeframe, if available at all. If additional financing is obtained through the sale of securities of Rio Vista, substantial and immediate dilution to existing Rio Vista common unitholders may occur. If additional amounts cannot be raised and Rio Vista or Penn Octane is unable to restructure its respective obligations, Rio Vista and Penn Octane would each suffer material adverse consequences to its business, financial condition and results of operations. In such event, Rio Vista and/or Penn Octane would likely be required to seek other alternatives which could include the sale of assets, closure of operations, and/or protection under U.S. bankruptcy laws.


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
                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   RIO VISTA ENERGY PARTNERS L.P.

                                   By: Rio Vista GP LLC, its
                                       General Partner


                                       By: /s/ Ian T. Bothwell
                                          -----------------------------------
                                       Name:  Ian T. Bothwell
                                       Title: Vice President,
                                              Chief Financial Officer,
                                              Treasurer, and Assistant
                                              Secretary, (Principal
                                              Financial and Accounting Officer)

Date:  June 9, 2005


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